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Exhibit L

                               INVESTMENT LETTER

                 SELIGMAN TIME HORIZON/HARVESTER SERIES, INC.


Seligman Time Horizon/Harvester Series, Inc. (the "Series"), an open-end diversified management investment company, and the undersigned ("Purchaser"), intending to be legally bound, hereby agree as follows:

1. In order to provide the Series with its initial capital, the Series hereby sells to Purchaser and Purchaser purchases 3,502 shares of Class A Capital Stock (par value $.001) of Seligman Time Horizon 30 Fund, 3,502 shares of Class A Capital Stock (par value $.001) of Seligman Time Horizon 20 Fund, 3,502 shares of Class A Capital Stock (par value $.001) of Seligman Time Horizon 10 Fund and 3,502 shares of Class A Capital Stock (par value $.001) of Seligman Harvester Fund, in each case at a price of $7.14 per share (the "Shares") as of the close of business on December 14, 1999. The Series hereby acknowledges receipt from Purchaser of funds in the amount of $100,017.12 in full payment for the Shares.

2. Purchaser represents and warrants to the Series that the Shares are being acquired for investment and not with a view to distribution thereof, and that Purchaser has no present intention to redeem or dispose of the Shares.

IN WITNESS WHEREOF, the parties have executed this agreement as of the 14th day of December, 1999 ("Purchase Date").


               SELIGMAN TIME HORIZON/HARVESTER SERIES, INC.


                   By: /s/ Lawrence P. Vogel
                       -------------------------------------
                           Name:  Lawrence P. Vogel
                             Title:  Vice President


                            SELIGMAN ADVISORS, INC.

                   By: /s/ Stephen J. Hodgdon
                       -------------------------------------
                           Name:  Stephen J. Hodgdon
                             Title:  President